    As filed with the Securities and Exchange Commission on August 7, 1995

                                                  Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              ___________________

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              ___________________

                            USA WASTE SERVICES, INC.
             (Exact name of registrant as specified in its charter)


                 DELAWARE                                 73-1309529
       (State or other jurisdiction                   (I.R.S. Employer
      incorporation or organization)                 Identification No.)


                          5000 QUORUM DRIVE, SUITE 300
                              DALLAS, TEXAS 75240
                    (Address of principal executive offices)

                       CHAMBERS DEVELOPMENT COMPANY, INC.
                           1993 STOCK INCENTIVE PLAN
                            (Full title of the plan)

                              GREGORY T. SANGALIS
                            USA WASTE SERVICES, INC.
                          5000 QUORUM DRIVE, SUITE 300
                              DALLAS, TEXAS 75240
                                 (214) 383-7900
           (Name, address and telephone number of agent for service)

                                   Copies to:

                                 JOHN T. UNGER
                              SNELL & SMITH, P. C.
                           1000 LOUISIANA, SUITE 3650
                             HOUSTON, TEXAS 77002
                              ___________________

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================

                                                      PROPOSED               PROPOSED
     TITLE OF                                          MAXIMUM               MAXIMUM
   SECURITIES                   AMOUNT                OFFERING              AGGREGATE            AMOUNT OF
      TO BE                      TO BE                  PRICE                OFFERING           REGISTRATION
   REGISTERED                REGISTERED(1)            PER SHARE               PRICE                 FEE
-------------------------------------------------------------------------------------------------------------------------
  COMMON STOCK,              208,085 SHARES         $19.00(2)                 $3,953,615            $1,363.32
  $.01 PAR VALUE

=========================================================================================================================

(1) THE REGISTRATION STATEMENT ALSO INCLUDES AN INDETERMINABLE NUMBER OF ADDITIONAL SHARES THAT MAY BECOME ISSUABLE PURSUANT TO THE ANTIDILUTION ADJUSTMENT PROVISIONS OF THE PLAN.
(2) IN ACCORDANCE WITH RULE 457, CALCULATED ON THE BASIS OF THE CLOSING PRICE FOR COMMON STOCK ON THE NEW YORK STOCK EXCHANGE ON AUGUST 3, 1995.


================================================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are incorporated by reference in this registration statement:

         (a) The registrant's latest annual report on Form 10-K, or, if the financial statements therein are more current, the registrant's latest prospectus, other than the prospectus of which this document is a part, filed pursuant to rule 424(b) or (c) of the Securities Exchange Commission under the Securities Act of 1933.

         (b) All other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

         (c) The descriptions of the registrant's Common Stock which are contained in the registrant's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such descriptions.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


ITEM 4.  DESCRIPTION OF SECURITIES.

                                 Not applicable


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                                 Not applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102(b)(7) of the Delaware General Corporation Law provides that the certificate of incorporated of a Delaware corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of this title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

         The Certificate of Incorporation of the registrant includes the following provision:

                 Seventh: No director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of Delaware. Neither this Restated Certificate of Incorporation nor any amendment, alteration, or repeal of this Article, nor the adoption of any provision of the Restated Certificate of Incorporation inconsistent with this Article, shall adversely effect, eliminate, or reduce any right or protection of a director of the Corporation hereunder with respect to any act, omission or matter occurring, or any action, suit, or claim that, but for this Article, would accrue or arise, prior to the time of such amendment, modification, repeal, or adoption of an inconsistent provision. All references in this Article to a "director" shall also be deemed to refer to such person or persons, if any, who pursuant to a provision of the Restated Certificate of Incorporation in accordance with subsection (a) of Section 141 of the Delaware General Corporation Law, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by the Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law provides as follows:

         145. INDEMNIFICATION OF OFFICERS DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. -- (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) or (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees), actually and reasonably incurred by him in connection therewith.

         (d)     Any indemnification under the provisions of subsection (a) or
(b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (a) or (b) of this section. Such determination shall be made (1) by a majority vote of directors who were not parties to such action suit or proceeding even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized by the provisions of this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expense provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was servicing at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services, by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section, unless otherwise provided when authorized or ratified, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         The Certificate of Incorporation of the registrant includes the following provision:

                 Eighth: This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

         The Bylaws of the registrant include indemnification provisions that generally provide indemnification to directors and officers of the registrant in the manner and to the extent permitted by Section 145 of the Delaware General Corporation Law. However, the provisions corresponding to subsections 145(a) and (b) are mandatory rather than permissive.

         The registrant has entered into Indemnification Agreements with each of its directors and executive officers. Such Indemnification Agreements provide that such persons (the "Indemnitees") will be indemnified and held harmless from all expenses, including (without limitation) reasonable fees and expenses of counsel, and all liabilities, including (without limitation) the amount of any judgments, fines, penalties, excise taxes and amounts paid in settlement, actually incurred by an Indemnitee with respect to any threatened, pending or completed claim, action (including any action by or in the right of the registrant), suit or proceeding (whether formal or informal, or civil, criminal, administrative, legislative, arbitrative or investigative) in respect of which such Indemnitee is, was or at any time becomes, or is threatened to be made, a party, witness, subject or target, by reason of the fact that such Indemnitee is or was a director, officer, agent or fiduciary of the registrant or serving at the request of the registrant as a director, officer, employee, fiduciary or representative of another enterprise. Such Indemnification Agreements also provide that the registrant, if requested to do so by an Indemnitee, will advance to such Indemnitee, prior to final disposition of any proceeding, the expenses actually incurred by the Indemnitee subject to the obligation of the Indemnitee to refund if it is ultimately determined that such Indemnitee was not entitled to indemnification.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                                Not applicable.


ITEM 8.  EXHIBITS.

*         4.1    Restated Certificate of Incorporation of the Registrant
*         4.2    Bylaws of the Registrant
          4.3    Specimen Stock Certificate [Incorporated by reference to
                 Exhibit 4.3 of the Registrant's Registration Statement on Form
                 S-3, File No. 33-76224]
          5.1    Opinion of Snell & Smith, A Professional Corporation
         23.1    Consent of Snell & Smith, A Professional Corporation
                 [Included in Exhibit 5.1]
*        23.2    Consent of Coopers & Lybrand, L.L.P.
*        23.3    Consent of Arthur Andersen LLP
*        23.4    Consent of Deloitte & Touche LLP
*        24.1    Powers of Attorney (Included on Page II-9)

----------
*   Filed herewith

ITEM 9.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim or indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on August 7, 1995.



                                  USA Waste Services, Inc.



                                  By:          /s/ John E. Drury
                                     -------------------------------------------
                                        John E. Drury, Chief Executive Officer

                              POWERS OF ATTORNEY

         We, the undersigned officers and directors of USA Waste Services, Inc., hereby severally constitute Earl E. DeFrates and Gregory T. Sangalis, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below, the Registration Statement filed herewith and any amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable USA Waste Services, Inc. to comply with the provisions of the Securities Act of 1933 as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Witness our hands on the date set forth below.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on August 7, 1995.

                     Signature                                                     Title
                     ---------                                                     -----
/s/ John E. Drury                                           Chairman of the Board and Chief Executive Officer
--------------------------------
John E. Drury

/s/ Donald F. Moorehead, Jr.                                Vice Chairman of the Board and Chief Development
--------------------------------                            Officer
Donald F. Moorehead, Jr.

/s/ David Sutherland-Yoest                                  President, Chief Operating Officer, and Director
--------------------------------
David Sutherland-Yoest

/s/ Earl E. DeFrates                                        Executive Vice President, Chief Financial Officer
--------------------------------                            and Treasurer
Earl E. DeFrates

/s/ Bruce E. Snyder                                         Vice President and Corporate Controller (Chief
--------------------------------                            Accounting Officer)
Bruce E. Snyder

/s/ John G. Rangos, Sr.                                     Vice Chairman of the Board
--------------------------------
John G. Rangos, Sr.

/s/ Alexander W. Rangos                                     Executive Vice President for Development and
--------------------------------                            Director
Alexander W. Rangos

/s/ George L. Ball                                          Director
--------------------------------
George L. Ball

/s/ Richard J. Heckmann                                     Director
--------------------------------
Richard J. Heckmann

/s/ William E. Moffett                                      Director
--------------------------------
William E. Moffett

/s/ Peter J. Gibbons                                        Director
--------------------------------
Peter J. Gibbons

                              INDEX TO EXHIBITS



EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
*  4.1    Restated Certificate of Incorporation of the Registrant
*  4.2    Bylaws of the Registrant
   4.3    Specimen Stock Certificate [Incorporated by reference to
          Exhibit 4.3 of the Registrant's Registration Statement on Form
          S-3, File No. 33-76224]
   5.1    Opinion of Snell & Smith, A Professional Corporation
  23.1    Consent of Snell & Smith, a Professional Corporation
          [Included in Exhibit 5.1]
* 23.2    Consent of Coopers & Lybrand, L.L.P.
* 23.3    Consent of Arthur Andersen LLP
* 23.4    Consent of Deloitte & Touche LLP
* 24.1    Powers of Attorney (Included on Page II-6)

----------
*   Filed herewith